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As filed with the Securities and Exchange Commission on March 22, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM F-10
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Central Gold-Trust
(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

55 Broadleaf Crescent, Ancaster, Ontario Canada L9G 3P2
(905) 304-4653
(Address and telephone number of Registrant's principal executive offices)

Martin Pomerance
250 Park Avenue
New York, NY 10177
(212) 415-9200
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:
John S. Elder, Q.C. Fraser Milner Casgrain LLP 1 First Canadian Place, 39th Floor 100 King Street West Toronto, Ontario M5X 1B2 Canada (416) 863-4511		Gil I. Cornblum, Esq. Dorsey & Whitney LLP BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Class A Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units	953,288 Units	$26.225	$24,999,977.80	$767.50

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based upon the average of high and low prices of the Registrant's Units as reported on the American Stock Exchange on March 2, 2007.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION DATED MARCH 22, 2007

CENTRAL GOLD-TRUST

U.S. $    •

    •    Units

This short form prospectus (the "Prospectus") qualifies the distribution (the "Offering") of    •    units (the "Units", each a "Unit") of Central Gold-Trust ("Gold-Trust") of 55 Broad Leaf Crescent, Ancaster, Ontario L9G 3P2. Gold-Trust is a self-governing limited purpose unit trust established under the laws of the Province of Ontario on April 28, 2003. Gold-Trust was created to invest in, and to hold, gold bullion on behalf of investors and to provide them with exchange-tradeable units of ownership.

The offering price of the Units was determined by negotiation between Gold-Trust and CIBC World Markets Inc. (the "Underwriter"), and in the context of the market.

The outstanding Units are listed and posted for trading on the Toronto Stock Exchange ("TSX") under the symbol "GTU.UN" and on the American Stock Exchange ("AMEX") under the symbol "GTU". On March 21, 2007, the closing price of the Units was Cdn.$30.25 per Unit on the TSX and U.S.$26.30 per Unit on the AMEX.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is organized under the laws of Ontario, that some or all of its officers and trustees may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of Gold-Trust and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

See "Risk Factors" for a discussion of certain considerations relevant to an investment in the Units offered hereby. In the opinion of counsel, the Units will, on the date of closing, qualify for investment under certain statutes as set out under "Eligibility for Investment".

PRICE U.S.$    •    PER UNIT

	Price to the Public	Underwriter's Fee	Net Proceeds to Gold-Trust(1)
Per Unit	U.S.$•	U.S.$•	U.S.$•
Total(2)(3)	U.S.$•	U.S.$•	U.S.$•

Notes:

(1)
Before deducting expenses of the Offering, estimated at U.S.$    •    , which, together with the Underwriter's fee, will be paid by Gold-Trust out of the proceeds of the Offering.

(2)
For Units sold in the United States, the Price to the Public, Underwriter's Fee and Net Proceeds to Gold-Trust are payable in U.S. dollars. For Units sold in Canada, the Price to the Public, Underwriter's Fee and Net Proceeds to Gold-Trust and amounts related to the Offering are payable in Canadian dollars at the Canadian dollar equivalent of such amounts based on the prevailing U.S-Canadian dollar exchange rate as of the date of the pricing of the Offering.

(3)
Under the Underwriting Agreement, Gold-Trust granted to the Underwriter an option (the "Option"), exercisable on or prior to 4:00 p.m. (Toronto time) on the date that the Underwriting Agreement is executed, to increase the size of the Offering by purchasing up to    •     Units (the "Optioned Units"). This Prospectus qualifies the grant of the Option and the distribution of the Optioned Units. See "Plan of Distribution".

The Underwriter, as principal, conditionally offers the Units, subject to prior sale, if, as and when issued by the Gold-Trust and accepted by the Underwriter in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of Gold-Trust by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP and on behalf of the Underwriter by Cassels Brock & Blackwell LLP and Shearman & Sterling LLP.

Underwriter's Position	Maximum Size or Number of Securities	Exercise Period / Acquisition Date	Exercise price or Average Acquisition Price
Underwriter's Option	U.S.$•	Exercisable on or prior to 4:00 p.m. (Toronto time) on the date that the Underwriting Agreement is Executed	U.S.$•

Subscriptions for the Units will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of this Offering will take place on    •    , 2007 or on such other date as Gold-Trust and the Underwriter may agree, but not later than    •    , 2007, and a certificate representing the Units will be delivered at the closing of the Offering.

On March 21, 2007, the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was U.S.$0.863 per Cdn.$1.00.

Subject to applicable laws and in connection with the Offering, the Underwriter may effect transactions which stabilize or maintain the market price of the Units at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The date of this Prospectus is March    •    , 2007.

FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, financial information in this Prospectus has been prepared in accordance with Canadian generally accepted accounting principles. The financial information of Gold-Trust presented herein is in U.S. dollars. In this Prospectus, all dollar amounts are in U.S. dollars, except where indicated.

EXCHANGE RATES

        The following table sets forth, for the period and dates indicated, information concerning exchange rates for the Canadian dollar expressed in United States dollars, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	Twelve months ended December 31,
	2006	2005	2004
High	$1.1726	$1.2704	$1.3968
Low	$1.0990	$1.1507	$1.1774
Period End	$1.1653	$1.1659	$1.2036
Average	$1.1342	$1.2116	$1.3015

        The average noon buying rate is derived by taking the average of the noon buying rate on the last business day of each month during the relevant period. On March 21, 2007, the inverse of the noon buying rate was U.S.$0.863 per Cdn.$1.00.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, filed with the securities commission or similar authority in each of the provinces and territories of Canada and with the United States Securities and Exchange Commission (the "SEC"), are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  1.
  the Annual Information Form of Gold-Trust dated February 15, 2007;

  2.
  the Management Information Circular of Gold-Trust dated March 15, 2007 in connection with Gold-Trust's annual meeting of Unitholders on April 26, 2007;

  3.
  the Audited Financial Statements of Gold-Trust as at December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006 together with the Auditors' Report thereon and consisting of the Statements of Net Assets as at December 31, 2006 and 2005 and the Statements of Income, Unitholders' Equity and Changes in Net Assets for each of the years in the three year period ended December 31, 2006; and

  4.
  the Management's Discussion and Analysis of financial condition and results of operations for the year ended December 31, 2006 (incorporated by reference from the Annual Report of Gold-Trust for the year ended December 31, 2006).

        All documents of the type referred to above (other than any confidential material change reports) filed by Gold-Trust pursuant to the requirements of applicable securities legislation in Canada and the United States after the date of this Prospectus and prior to completion or withdrawal of this Offering, will be deemed to be incorporated by reference into this Prospectus. The documents incorporated by reference herein contain meaningful and material information relating to Gold-Trust, and prospective investors of Units should review all information contained in this Prospectus and the documents incorporated by reference before making an investment decision.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        Copies of documents incorporated herein by reference may be obtained upon request, without charge, from the President, Treasurer or Secretary of Gold-Trust at the Unitholder and Investor Inquiries' Office, 55 Broad Leaf Crescent, Box 10106 Meadowlands P.O., Ancaster, Ontario L9K 1P3, Tel: 1-905-304-4653.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Fraser Milner Casgrain LLP, counsel for Gold-Trust, and Cassels Brock & Blackwell LLP, counsel for the Underwriter, the Units offered hereunder will be qualified investments under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans (collectively, "Plans") provided that Gold-Trust is a mutual fund trust under the Tax Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements, trend analysis and other information contained in this Prospectus and the documents incorporated herein by reference to Gold-Trust's assets and trends in revenue and anticipated expense levels, as well as other statements about anticipated future events or results, constitute forward-looking statements. Forward-looking statements often, but not always, are identified by the use of words such as "seek", "anticipate", "believe", "plan", "estimate", "expect" and "intend" and statements that an event or result "may", "will", "should", "could" or "might" occur or be achieved and other similar expressions. Forward-looking statements are subject to business and economic risks and uncertainties and other factors that could cause actual results of operations to differ materially from those contained in the forward-looking statements. Forward-looking statements are based on estimates and/or opinions of the officers of Gold-Trust at the date the statements are made. Some of these risks, uncertainties and other factors are described in this Prospectus under the heading "Risk Factors". Gold-Trust does not undertake any obligation to update forward-looking statements even if circumstances or officers' estimates and/or opinions should change. Investors should not place undue reliance on forward-looking statements.

CENTRAL GOLD-TRUST

        Gold-Trust is a passive, self-governing, limited purpose trust established on April 28, 2003 under the laws of the Province of Ontario by a declaration of trust (the "Declaration of Trust") among John P. Embry, Brian E. Felske, Douglas E. Heagle, Ian M.T. McAvity, Robert R. Sale, Philip M. Spicer, J.C. Stefan Spicer and Eric S. Sprott, as trustees, and Central Gold Managers Inc. (the "Administrator"), as the initial Unitholder of Gold-Trust. John P. Embry, Brian E. Felske, Douglas E. Heagle, Ian M.T. McAvity, Robert R. Sale, Philip M. Spicer and J.C. Stefan Spicer are the current trustees (the "Trustees") of Gold-Trust. Gold-Trust is administered by the Trustees and by the Administrator pursuant to an administrative services agreement dated April 28, 2003 (the "Administrative Services Agreement"). Gold-Trust was created to invest in and to hold gold bullion on behalf of investors and to provide them with exchange-tradeable units of ownership. See "Business of Gold-Trust".

        The principal and head office of Gold-Trust is located at 55 Broad Leaf Crescent, Ancaster, Ontario, Canada L9G 3P2. Gold-Trust's mailing address is Box 10106 Meadowlands P.O., Ancaster, Ontario, Canada L9K 1P3.

BUSINESS OF GOLD-TRUST

        Gold-Trust is a passive, self-governing, limited purpose trust established to invest substantially all of its assets in gold bullion, with the primary purpose of achieving long-term appreciation in the value of its gold holdings. The objective of Gold-Trust is to provide a secure, convenient, low-cost, exchange-tradeable investment alternative for investors interested in holding gold bullion. Gold Trust's physical gold is stored, segregated and insured in a bank treasury vault located in Canada. Gold-Trust invests in long-term holdings of unencumbered gold bullion in 400 troy ounce international bar sizes, and does not speculate with regard to short-term changes in gold prices. This strategy provides investors with the ability to effectively invest in unencumbered gold bullion in a convenient, exchange-tradeable and secure manner without the associated inconvenience and high transaction, handling, storage, insurance and other costs typical of a gold bullion investment.

        Pursuant to the Declaration of Trust, at least 90% of the assets of Gold-Trust must be invested in pure, refined gold bullion in bar form and such policy may only be amended by a resolution of the Unitholders. The current investment policy of Gold-Trust, as approved by the Trustees, is more restrictive, requiring that Gold-Trust hold at least 95% of its total net assets in gold with at least 90% in physical bullion and up to 5% in gold certificate form. Gold-Trust believes this to be conservative. As at March 21, 2007, Gold Trust's net assets, as denominated in U.S. dollars, consisted of 95% gold bullion, 3.7% gold certificates and 1.3% cash and other working capital amounts.

        Transactions for the purchase of bullion are generally completed with dealers acting as principals and thus are completed on a net price basis, which reflects the dealers' spread between bid and ask prices. Gold-Trust's policy is to execute all bullion transactions at the most favourable prices consistent with the best execution, considering all of the costs of the transactions, including brokerage commissions, spreads and delivery charges. An affiliate of the Underwriter may act as dealer in connection with the acquisition of such bullion from time to time, on a non-exclusive basis.

        Pursuant to the Administrative Services Agreement, the Administrator continues to be responsible until at least April 29, 2013 for the administration of the business and affairs of Gold-Trust, after which date the Administrative Services Agreement will continue in force from year to year unless terminated by Gold-Trust. The services provided by the Administrator include, but are not limited to: (i) maintaining full and complete financial and accounting records reflecting the financial position of Gold-Trust's business; (ii) reporting to Gold-Trust, its Trustees and its Unitholders, the net asset value of each unit of Gold-Trust, on at least a weekly basis; and (iii) retaining and compensating Sprott Asset Management Inc. ("SAM") for its advisory and marketing services. Under the fee schedule, administration and consulting fees payable to the Administrator, on a monthly basis, equal 0.40% per annum for the first U.S.$100,000,000 of total net assets, 0.3% per annum for any excess over U.S.$100,000,000 up to U.S.$200,000,000 and 0.20% per annum for any excess over U.S.$200,000,000 of total net assets. The Administrator has consented to reduced fees at three-quarters of stated rates during this stage of Gold-Trust's development.

        Several of the Trustees of Gold-Trust are also Directors of Central Fund of Canada Limited, a $1 billion gold and silver bullion investment company. Philip Spicer is the Founder and Chairman of Central Fund of Canada Limited and Stefan Spicer is the President & Chief Executive Officer of Central Fund of Canada Limited. Messrs. Philip and Stefan Spicer are also directors of each of the Administrators of Gold-Trust and Central Fund of Canada Limited with $1 billion in total net assets.

        The Administrator and SAM entered into an advisory services agreement (the "Advisory Services Agreement") on March 14, 2003. Eric Sprott is the Chairman, Chief Executive Officer and Portfolio Manager of SAM and John P. Embry is the Chief Investment Strategist of SAM. The primary responsibilities of SAM under the Advisory Services Agreement are: (i) to provide strategic and tactical advice, market research and marketing services on an ongoing basis to Gold-Trust and the Administrator for branding and marketing the Units of Gold-Trust to qualified prospective retail and institutional investors; and (ii) to undertake such other services as may be requested of, and agreed to by, SAM from time to time. The Administrator has agreed to recommend to the Trustees that, so long as the Advisory Services Agreement is in effect, John P. Embry be appointed as Trustee and that he be appointed as co-chair of Gold-Trust's Board of Trustees. As compensation for the services provided by SAM under the Advisory Services Agreement, the Administrator has agreed to pay to SAM, a fee equal to one-half of all fees paid to the Administrator under the Administrative Services Agreement, payable at such time as the Administrator is paid its fees, but based on the net asset value of Gold-Trust in excess of U.S.$50,000,000. In addition, the Administrator will reimburse SAM for any reasonable out-of-pocket expenses incurred in connection with the performance of its services and for any additional advisory services that in either case have been pre-approved by the Administrator. The term of the Advisory Services Agreement will continue until the wind-up, liquidation or dissolution of Gold-Trust unless terminated earlier by the Administrator or SAM in accordance with the terms of said agreement. It is further provided that in the event of a change of control of the Administrator (as defined in the Advisory Services Agreement) within the initial ten year currency of the Advisory Services Agreement, without the prior written approval of SAM which results in the likely effect of terminating the Advisory Services Agreement, SAM shall be entitled to liquidated damages from the Administrator equal to the amount of fees SAM would otherwise have earned for a period of two years following such termination.

        Under current U.S. federal income tax laws, United States individuals holding Units who have made a timely and effective QEF election and who have held their Units for more than one year will pay tax on any gain from the sale of such Units at the U.S. federal long-term capital gains rate of 15%. In comparison, individual long-term holders of equity interests in gold investment funds structured as grantor trusts for U.S. federal income tax purposes will generally pay tax on their gain arising from the sale of such equity interests at the 28% U.S. federal long-term capital gain rate applicable to collectibles. For a more detailed discussion of the U.S. tax consequences of holding and disposing of Units see "United States Federal Income Tax Consequences".

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        The authorized capital of Gold-Trust consists solely of an unlimited number of voting Units. As at March 21, 2007, there were 3,277,500 Units outstanding. The rights, privileges, restrictions and conditions attaching to the Units are summarized below.

        Units — An unlimited number of Units may be issued pursuant to the Declaration of Trust. Each Unit is transferable and represents an equal, undivided, beneficial interest in: Gold-Trust; in any distributions from Gold-Trust whether of trust income, net realized capital gains or other amounts; and, in the net assets of Gold-Trust in the event of the termination or winding up of Gold-Trust. All Units are of the same class and rank among themselves equally and rateably without discrimination, preference or priority. The Units issued pursuant to the Offering are not subject to additional payments on account of the subscription price and entitle the holder thereof to one vote for each whole Unit held at all meetings of Unitholders. Except as set out under "Redemption Rights" below, the Units have no conversion, retraction, redemption or pre-emptive rights.

        Issuance of Units — The Declaration of Trust provides that Units or rights to acquire Units may be issued at the times, to the persons, for the consideration and on such terms and conditions as the Trustees may determine, provided that the net proceeds per Unit to be received by Gold-Trust shall not be less than the most recently calculated net asset value ("NAV") prior to such issuance. At the option of the Trustees, Units may be issued in satisfaction of any distribution of Gold-Trust to Unitholders on a pro rata basis to the extent that Gold-Trust does not have available cash to effect such distributions. The Declaration of Trust also provides that, unless the Trustees determine otherwise, immediately after any distribution of Units to all Unitholders in satisfaction of all or part of any such distribution, the number of outstanding Units will be consolidated such that each Unitholder will hold after the consolidation the same number of Units as the Unitholder held before the distribution except where tax was required to be withheld in respect of the Unitholder's share of the distribution. Where amounts so distributed represent income, Unitholders that are non-residents of Canada within the meaning of the Tax Act will be subject to withholding tax and, to such extent, the consolidation will result in such non-resident Unitholders holding fewer Units.

        Distributions — The primary investment objective of Gold-Trust is the long-term appreciation in the value of its gold holdings. Gold-Trust does not anticipate making regular distributions on its Units. The Declaration of Trust provides that, on an annual basis, a sufficient amount of Gold-Trust's income for purposes of the Tax Act, including net capital gains realized during the year, may be distributed, or made payable during the year, to Unitholders so that Gold-Trust will not be liable for any income tax for the year. In the event of such distributions, Holders of Units who are non-residents of Canada within the meaning of the Tax Act will be required to pay all applicable withholding taxes payable in respect of any distributions of income by Gold-Trust, whether such distributions are in the form of cash or additional Units. Non-residents of Canada should consult their own tax advisors regarding the consequences of investing in the Units.

        In the event that Gold-Trust has insufficient distributable cash because of amounts applied to redemptions of Units, or if cash is otherwise unavailable for distribution, amounts to be distributed to Unitholders may be in the form of additional Units so as to ensure that Gold-Trust does not have a net income tax liability. Such additional Units are expected to be issued pursuant to applicable exemptions under applicable securities laws, discretionary exemptions granted by applicable securities regulatory authorities or a prospectus or similar filing.

        Redemption Rights — Units are redeemable at any time on demand by the holders thereof. As the Units are issued in book-entry form only (see "Description of Securities Being Distributed — Book-Entry Only System"), a Unitholder who wishes to exercise the redemption right will be required to obtain a redemption notice form from the Unitholder's investment dealer, who will be required to deliver the completed redemption notice form to The Canadian Depository for Securities Limited ("CDS"). Upon receipt of the redemption notice by Gold-Trust from CDS, all rights to and under the Units tendered for redemption shall be surrendered and the holder thereof shall be entitled to receive an amount per Unit (the "Redemption Price") equal to the lesser of: (i) 90% of the "market price" on the principal market or exchange on which the Units are quoted for trading during the 10 trading day period commencing immediately following the date on which the Units were tendered for redemption (the "Redemption Date"); or (ii) 100% of the "closing market price" on the principal market on which the Units are quoted for trading on the Redemption Date.

        For the purposes of this calculation, "market price" will be the amount equal to the weighted average of the trading prices of the Units on the applicable market or exchange for each of the trading days on which there was a trade during the specified trading day period and provided that if there was trading on the applicable exchange or market for fewer than 5 of the trading days during the specified trading day period, the "market price" shall be the average of the following prices established for each of the trading days during the specified trading period, the average of the last bid and last asking prices of the Units for each day on which there was no trading, and the weighted average trading prices of the Units for each day that there was trading. The "closing market price" shall be: (i) an amount equal to the closing price of the Units on the applicable market or exchange if there was a trade on the specified date and the applicable exchange or market provides a closing price; (ii) an amount equal to the average of the highest and lowest prices of the Units on the applicable market or exchange if there was trading on the specified date and the exchange or other market provides only the highest and lowest prices of Units traded on a particular day; or, (iii) the average of the last bid and last asking prices of the Units if there was no trading on the specified date.

        The aggregate Redemption Price payable by Gold-Trust in respect of any Units surrendered for redemption during any calendar month shall be satisfied by way of a cash payment no later than the last day of the calendar month following the month in which the Units were tendered for redemption. Where Gold-Trust is required to dispose of any assets owned by Gold-Trust to pay the Redemption Price to a Unitholder, the Trustees have the discretion to treat any part or all of the income or capital gain realized by Gold-Trust in respect of such disposition as paid to and allocated to such Unitholder out of the Redemption Price. See "Certain Canadian Federal Income Tax Considerations".

        It is anticipated that the primary mechanism for Unitholders to dispose of their Units will be through the facilities of the recognized stock exchanges on which the Units are listed for trading rather than exercise of the redemption rights described above.

        Meetings of Unitholders — Meetings of Unitholders are required to be called and held annually for the election of the Trustees and the appointment of the auditors of Gold-Trust. The Declaration of Trust provides that the Unitholders shall be entitled to pass resolutions that will bind Gold-Trust only with respect to: the election or removal of Trustees of Gold-Trust; the appointment or removal of the auditors of Gold-Trust; the appointment of an inspector to investigate the performance by the Trustees of their respective responsibilities and duties in respect of Gold-Trust; the termination of Gold-Trust; the approval of amendments to the Declaration of Trust; the sale of all or substantially all of the assets of Gold-Trust; any merger of Gold-Trust with any other entity; any material amendment to the Administrative Services Agreement; and, the dissolution or winding up of Gold-Trust prior to the end of its term.

        Resolutions appointing or removing the Trustees, other than the Administrator's nominees, or the auditors of Gold-Trust or resolutions appointing an inspector must be passed by a majority of the votes cast by Unitholders in person or by proxy at a meeting of the Unitholders. The balance of the foregoing matters must be passed by a resolution passed by no less than 66 2/3% of the votes cast in person or by proxy at a meeting of Unitholders called for the purpose of approving such resolution, or approved in writing by the holders of no less than 66 2/3% of the Units entitled to be voted on such resolution (a "Special Resolution").

        A meeting of Unitholders may be convened at any time and for any purpose by the Trustees and must be convened if requisitioned by the holders of not less than 10% of the Units then outstanding by a written requisition. A requisition must state in reasonable detail the business proposed to be transacted at the meeting.

        Unitholders may attend and vote at all meetings of the Unitholders either in person or by proxy, and a proxy holder need not be a Unitholder. Two persons present in person or represented by proxy and representing in the aggregate at least 10% of the votes attached to all outstanding Units shall constitute a quorum for the transaction of business at all such meetings.

        The Declaration of Trust contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders.

        Book-Entry Only System — Registration of interests in and transfers of the Units will be made only through a book-based system administered by CDS (the "Book-Entry Only System"). On or about the date of closing of this Offering, the Trustees will deliver to CDS a certificate evidencing the aggregate number of Units subscribed for under this Offering. Units must be purchased, transferred and surrendered for redemption through a participant in the Book-Entry Only System (a "CDS Participant"). All rights of Unitholders must be exercised through, and all payments or other property to which such Unitholder is entitled will be made or delivered by CDS or the CDS Participant through which the Unitholder holds such Units. Upon purchase of any Units, the Unitholders will receive only a confirmation from the registered dealer which is a CDS Participant and from or through which the Units are purchased. The ability of a beneficial owner of Units to pledge such Units or otherwise take action with respect to such Unitholder's interest in such Units (other than through a CDS Participant) may be limited due to the lack of a physical certificate. Gold-Trust has the option to terminate registration of the Units through the Book-Entry Only System, in which case certificates for the Units in fully registered form would be issued to beneficial owners of such Units or their nominees.

USE OF PROCEEDS

        The estimated net proceeds from the Offering, after deducting fees payable to the Underwriter and the estimated expenses of the Offering, will be approximately U.S.$    •    . In keeping with its current investment policies, Gold-Trust will invest the net proceeds from the Offering to maintain at least 95% of its net assets in gold with at least 90% in physical gold bullion and up to 5% in gold certificate form. The balance of the net proceeds will be used by Gold-Trust for general working capital expenditures.

PLAN OF DISTRIBUTION

        Under an agreement (the "Underwriting Agreement"), dated    •    , 2007, between Gold-Trust and the Underwriter, Gold-Trust has agreed to issue and sell, and the Underwriter has agreed to purchase, on    •    , 2007 or on such other date as may be agreed, but in any event not later than    •    , 2007, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement,    •    Units at a price of U.S.$    •    per Unit for an aggregate price of U.S.$    •    , payable in cash to Gold-Trust against delivery of a certificate or certificates representing such Units. The Underwriter and its registered broker-dealer affiliate in the United States will act as book-running managers in connection with the Offering. The Underwriting Agreement provides that Gold-Trust will pay to the Underwriter a fee of U.S.$    •    in consideration of services rendered by the Underwriter in connection with the Offering. For Units sold in the United States, the price per Unit is payable in U.S. dollars. For Units sold in Canada, the price per Unit and amounts related to the Offering are payable in Canadian dollars at the Canadian dollar equivalent to such amounts based on a prevailing U.S-Canadian dollar exchange rate as of the date of the pricing of the Offering.

        The offering price of the Units was determined by negotiation between Gold-Trust and the Underwriter, and in the context of the market.

        Gold-Trust granted to the Underwriter an option (the "Option"), exercisable at or prior to 4:00 p.m. (Toronto time) on the date the Underwriting Agreement is executed, to increase the size of the Offering by purchasing up to an additional    •     units (the "Optioned Units", which, together with the Units, are collectively referred to in this Prospectus as the "Units"). This Prospectus qualifies the grant of the Option and the distribution of the Optioned Units.

        Gold-Trust has agreed that, for a period of 90 days following the closing of this Offering, it will not sell, offer to sell, announce any intention to sell, or enter into any agreement to sell any equity securities of Gold-Trust or any other securities convertible into equity securities of Gold-Trust without the prior written consent of the Underwriter, acting reasonably.

        The Underwriter is not registered as a broker-dealer under section 15 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has agreed that, in connection with the Offering and subject to certain exceptions, it will not offer or sell any Units in, or to persons who are nationals or residents of, the United States other than through its United States registered broker-dealer affiliate.

        The Offering is being made concurrently in all the provinces and territories of Canada (other than the Province of Québec) and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law, the Underwriter may offer the Units outside Canada and the United States.

        The obligations of the Underwriter under the Underwriting Agreement may be terminated upon the occurrence of certain stated events, including any major financial occurrence of national or international consequence which seriously adversely affects the financial markets. The Underwriter is, however, obligated to take up and pay for all of the securities if any of the securities are purchased under the Underwriting Agreement.

        Pursuant to policy statements of the Ontario Securities Commission, the Underwriter may not, throughout the period of distribution under this Prospectus, bid for or purchase Units. This restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. In connection with this distribution, the Underwriter may effect transactions which stabilize or maintain the market price of the Units at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        The Underwriter, acting pursuant to Regulation M promulgated by the SEC, may engage in transactions, including stabilizing bids or syndicate covering transactions, that may have the effect of stabilizing or maintaining the market price of the Units at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Units on behalf of the Underwriter for the purpose of fixing or maintaining the price of units. A "syndicate covering transaction" is a bid for the purchase of Units on behalf of the Underwriter to reduce a short position incurred by the Underwriter in connection with the Offering. The Underwriter has advised Gold-Trust that stabilizing bids and open market purchases may be effected on the AMEX, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Gold-Trust has agreed to indemnify the Underwriter against certain liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribute to payments that the Underwriter may be required to make in respect of those liabilities.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Fraser Milner Casgrain LLP, counsel to Gold-Trust, and Cassels Brock & Blackwell LLP, counsel to the Underwriter, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Tax Act regarding the acquisition, holding and disposition of Units by a Unitholder who acquires Units pursuant to this Offering and who, for purposes of the Tax Act, deals at arm's length and is not affiliated with Gold-Trust and holds the Units as capital property. Generally, Units will be considered to be capital property to a Unitholder provided that the Unitholder does not hold the Units in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.

        This summary is not applicable to a Unitholder that is a principal-business corporation within the meaning of subsection 66(15) of the Tax Act, a financial institution (as defined in the Tax Act for purposes of the mark-to-market rules), a specified financial institution or a Unitholder an interest in which is a tax shelter investment (all as defined in the Tax Act). Such Unitholders should consult their own tax advisors to determine the tax consequences to them of the acquisition, holding and disposition of Units.

        This summary is of a general nature only and is based upon the facts set out in this Prospectus, certificates of Gold-Trust and the Underwriter as to certain factual matters, the provisions of the Tax Act and the regulations thereunder in force at the date hereof, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and counsel's understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the "CRA"). There can be no assurance that the Tax Proposals will be implemented in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law, or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

        This summary is also based on the assumption that Gold-Trust will at no time be a "SIFT trust" as defined in the Proposed Amendments released by the Minister of Finance (Canada) on December 21, 2006 (the "SIFT Proposals"). Provided Gold-Trust does not hold any "non-portfolio property" as defined in the SIFT Proposals, it will not be a SIFT trust. Based upon a certificate of Gold-Trust, Gold-Trust should not hold any "non-portfolio property". However, the final draft legislation in respect of the SIFT Proposals has not yet been released and, as a result, no final determination as to the applicability of the SIFT Proposals can be made.

        This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in Units. Moreover, the income and other tax consequences of acquiring, holding or disposing of Units will vary depending on the Unitholder's particular circumstances, including the province or provinces in which the Unitholder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any prospective purchaser of Units. Investors should consult their own tax advisors for advice with respect to the tax consequences of an investment in Units based on their particular circumstances.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Units (including distributions, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

Status of Gold-Trust

Mutual Fund Trust

        This summary assumes that Gold-Trust will continuously qualify as a "mutual fund trust". In order for Gold-Trust to qualify as a mutual fund trust at a particular time, it must meet certain prescribed conditions ("minimum distribution requirement") including conditions relating to the number of Unitholders, dispersal of ownership of Units and public trading of its Units at such time; its sole undertaking must be the investing of its funds in property (other than real property); and the ownership of Units by non-residents of Canada does not exceed 50% of the outstanding Units or if such ownership threshold is exceeded, that Gold-Trust's assets are generally restricted to certain types of assets which would include cash, gold bullion located in Canada and certificates in respect of such gold bullion. It is assumed that the sole undertaking of Gold-Trust as described in this Prospectus is the investing of its funds in property (other than real property) and this summary assumes that this will continue to be the case at all relevant times. This summary also assumes that Gold-Trust will continue to satisfy the minimum distribution requirement following completion of the Offering. In addition, this summary assumes that at all times since the date of creation of Gold-Trust, more than 90% of the fair market value of its property has consisted and will continue to consist of cash or gold bullion located in Canada and gold certificates in respect of gold bullion located in Canada.

        If Gold-Trust were not to qualify as a mutual fund trust, the income tax considerations described below would, in some respects, be materially different.

Taxation of Gold-Trust

        The taxation year of Gold-Trust is the calendar year. In each taxation year, Gold-Trust will be subject to tax under Part I of the Tax Act on any income for the year, including net realized taxable capital gains, less the portion thereof that it deducts in respect of the amounts paid or payable in the year to Unitholders. An amount will be considered to be payable to a Unitholder in a taxation year if it is paid to the Unitholder in the year by Gold-Trust or if the Unitholder is entitled in that year to enforce payment of the amount. Provided Gold-Trust deducts, in computing its income in each taxation year, the full amount available for deduction in each year, it will generally not be liable for income tax under Part I of the Tax Act other than such tax on net realized capital gains that would be recoverable by it in such year by reason of the "capital gains refund". Gold-Trust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its capital gains by an amount determined under the Tax Act based on the redemption of Units during the year (the "capital gains refund"). See "Taxation of Unitholders — Dispositions of Units" below.

        Gold-Trust will include in its income for each taxation year all interest on Trust assets that accrues to Gold-Trust to the end of the year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. The CRA has expressed the opinion that gains (or losses) of mutual fund trusts resulting from transactions in commodities should generally be treated for tax purposes as ordinary income rather than as capital gains, although the treatment in each particular case remains a question of fact to be determined having regard to all the circumstances.

        In computing its income, Gold-Trust may deduct reasonable administrative costs and other expenses incurred by it for the purpose of earning income. Gold-Trust may also deduct from its income for the year a portion of the expenses incurred by Gold-Trust to issue Units pursuant to this Offering. The portion of such issue expenses deductible by Gold-Trust in a taxation year is 20% of such issue expenses, pro-rated where Gold-Trust's taxation year is less than 365 days.

        The Declaration of Trust provides that on an annual basis a sufficient amount of Gold-Trust's income for purposes of the Tax Act, including net capital gains realized during the year, will be distributed or made payable during the year to Unitholders so that Gold-Trust will not be liable for any income tax for the year. To the extent that Gold-Trust has insufficient distributable cash because of amounts applied to redemptions of Units or cash is otherwise unavailable for distributions, amounts may, at the discretion of the Trustees, be distributed to Unitholders in the form of additional Units so as to ensure that Gold-Trust does not have an income tax liability. Income of Gold-Trust allocated and payable to Unitholders, whether in cash or additional Units, will generally be deductible by Gold-Trust in computing its income under the Tax Act.

        In certain circumstances, the capital gains refund in a particular taxation year may not completely offset Gold-Trust's tax liability for such taxation year arising as a result of the distribution of Trust assets on the redemption of Units. The Declaration of Trust provides that part or all of the income or capital gain realized by Gold-Trust as a result of the disposition of trust assets to fund a redemption may, at the discretion of the Trustees, be treated as paid to, and as income or a taxable capital gain of, the redeeming Unitholders. Any amount so designated as income or a taxable capital gain will be considered to have been paid out of the Redemption Price paid to the redeeming Unitholders. Such amount must be included in computing the income of the redeeming Unitholders and will be deductible by Gold-Trust.

        Losses incurred by Gold-Trust cannot be allocated to Unitholders but may be carried forward and deducted by Gold-Trust in subsequent years subject to the detailed provisions of the Tax Act.

Taxation of Unitholders

Unitholders Resident in Canada

        This part of the summary is applicable to Unitholders who, for the purposes of the Tax Act and any applicable tax treaty, are, or are deemed to be, resident in Canada (a "Resident Unitholder") at all relevant times. Certain Unitholders who might otherwise be considered to hold their Units as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have their Units and every "Canadian Security" (as defined in the Tax Act) owned by such Unitholder in the taxation year and in all subsequent years deemed to be capital property.

Trust Distributions

        A Resident Unitholder will generally be required to include in income for a particular taxation year the portion of the income of Gold-Trust for that particular taxation year, including net realized taxable capital gains, if any, that is paid or payable to the Resident Unitholder in the particular taxation year, whether such amount is received in cash, additional Units or otherwise.

        Provided that appropriate designations are made by Gold-Trust, such portion of its net taxable capital gains as is paid or payable to a Resident Unitholder will effectively retain its character and be treated as such in the hands of the Resident Unitholder for purposes of the Tax Act.

        The non-taxable portion of any net realized capital gains of Gold-Trust that is paid or payable to a Resident Unitholder in a taxation year will not be included in computing the Resident Unitholder's income for the year. Any other amount in excess of the income of Gold-Trust that is paid or payable to a Resident Unitholder in such year will not generally be included in the Resident Unitholder's income for the year. However, where such an amount is paid or payable to a Resident Unitholder (other than as proceeds of disposition of a unit), the Resident Unitholder will be required to reduce the adjusted cost base of the Units to the Resident Unitholder by such amount. To the extent that the adjusted cost base of a Unit would otherwise be less than zero, the negative amount will be deemed to be a capital gain realized by the Resident Unitholder from the disposition of the Unit and will be added to the adjusted cost base of the Units held by the Resident Unitholder.

        The cost to a Resident Unitholder of additional Units received in lieu of a cash distribution will be the amount distributed by the issue of such Units. For the purpose of determining the adjusted cost base to a Resident Unitholder of Units, when a Unit is acquired, the cost of the newly acquired Unit will be averaged with the adjusted cost base of all of the Units owned by the Resident Unitholder as capital property immediately before such acquisition.

Dispositions of Units

        On the disposition or deemed disposition of a Unit, whether on a redemption or otherwise, the Resident Unitholder will realize a capital gain (or capital loss) equal to the amount by which the Resident Unitholder's proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Unit and any reasonable costs of disposition. Proceeds of disposition will not include an amount payable by Gold-Trust that is otherwise required to be included in the Resident Unitholder's income. Where a capital gain or income realized by Gold-Trust as a result of the disposition of trust assets to fund the redemption of Units has been allocated by Gold-Trust to a redeeming Resident Unitholder, the Resident Unitholder will be required to include in income the taxable portion of the capital gain or income so payable and such amount will not be included in the Resident Unitholder's proceeds of disposition.

Capital Gains and Capital Losses

        Generally, one-half of any capital gain realized by a Resident Unitholder on the disposition of a Unit and the amount of any net taxable capital gains designated by Gold-Trust in respect of a Resident Unitholder will be included in the Resident Unitholder's income as a taxable capital gain and one-half of any capital loss realized by a Resident Unitholder on the disposition of a Unit may generally be deducted only from taxable capital gains subject to the limitations under the Tax Act.

Alternative Minimum Tax

        In general terms, net income of Gold-Trust paid or payable to a Resident Unitholder who is an individual that is designated as net realized taxable capital gains and capital gains realized on the disposition of Units may increase the Resident Unitholder's liability for alternative minimum tax.

Unitholders Not Resident in Canada

        This portion of the summary is applicable to Unitholders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold, and are not deemed to use or hold their Units in carrying on business in Canada and elsewhere ("Non-Resident Unitholders").

        The current published policy of the CRA is that certain entities (including most limited liability companies) that are treated as being fiscally transparent for United States federal income tax purposes will not qualify as residents of the United States under the provisions of the Canada-United States Income Tax Convention, 1980 (the "Treaty"). However, see "United States Federal Income Tax Considerations — Classification as Foreign Corporation".

        Prospective purchasers of Units should consult their own tax advisors to determine their entitlement to relief under the Treaty, or any other relevant income tax treaty between Canada and the Non-Resident Unitholder's jurisdiction of residence, based on their particular circumstances.

Trust Distributions

        Any amount paid or credited by Gold-Trust to a Non-Resident Unitholder, or any partnership that is not a "Canadian partnership" as defined in the Tax Act (a "Non-Canadian Partnership"), as income of or from Gold-Trust (other than an amount that Gold-Trust has designated in accordance with the Tax Act as a taxable capital gain) will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an income tax treaty between Canada and the Non-Resident Unitholder's jurisdiction of residence. Pursuant to the Treaty, residents of the United States will generally be entitled to have the rate of Canadian withholding tax reduced to 15% of the amount of any distribution that is paid or credited as income of or from Gold-Trust.

        Any amount in excess of the income of Gold-Trust that is paid or payable by Gold-Trust to a Non-Resident Unitholder or a Non-Canadian Partnership generally will not be subject to withholding tax. However, where such amount is paid or becomes payable to a Non-Resident Unitholder or Non-Canadian Partnership, other than as proceeds of disposition or deemed disposition of Units or any part thereof, the amount generally will reduce the adjusted cost base of the Units held by such Non-Resident Unitholder or Non-Canadian Partnership, as the case may be. If, as a result, the adjusted cost base to the Non-Resident Unitholder or the Non-Canadian Partnership, as the case may be, in any taxation year of its Units would otherwise be a negative amount, the Non-Resident Unitholder or Non-Canadian Partnership, as the case may be, will be deemed to realize a capital gain in such amount for that year from the disposition of Units. In the case of a Non-Resident Unitholder, such capital gain will not be subject to tax under the Tax Act, unless the Units represent "taxable Canadian property" (as defined in the Tax Act) to such Non-Resident Unitholder (see "Disposition of Units" below). The Non-Resident Unitholder's adjusted cost base in respect of its Units will, immediately after the realization of such capital gain, be nil.

Disposition of Units

        A disposition or deemed disposition of a Unit by a Non-Resident Unitholder, whether on a redemption or otherwise, will not give rise to any capital gain subject to tax under the Tax Act, provided that the Units do not constitute "taxable Canadian property" of the Non-Resident Unitholder for purposes of the Tax Act. Generally, Units will not be "taxable Canadian property" of a Non-Resident Unitholder unless: (i) at any time during the

60-month period immediately preceding the disposition of Units by such Non-Resident Unitholder, the Non-Resident Unitholder or persons with whom the Non-Resident Unitholder did not deal at arm's length or any combination thereof, held 25% or more of the issued Units; or (ii) Gold-Trust does not qualify as a mutual fund trust for the purposes of the Tax Act at the time of disposition. Where the Units held by a Non-Resident Unitholder are "taxable Canadian property", a capital gain from the disposition of Units may be exempted from tax under the Tax Act pursuant to an applicable income tax treaty or convention. Pursuant to the Treaty, a capital gain from the disposition of Units generally will be exempted from tax under the Tax Act unless, at the time of disposition, the Units derive their value principally from real property located in Canada (as defined in the Treaty).

        To the extent that the amount paid on redemption of Units to a Non-Resident Unitholder, or a Non-Canadian Partnership, is income designated to the redeeming Non-Resident Unitholder, or the Non-Canadian Partnership, such amount will be subject to Canadian withholding tax as described above under the heading "Unitholders Not Resident in Canada — Trust Distributions".

        Non-Resident Unitholders whose Units constitute "taxable Canadian property" and who are not entitled to relief under an applicable income tax treaty are referred to the discussion above under "Unitholders Resident in Canada — Disposition of Units."

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        Notice Pursuant To IRS Circular 230:    Anything contained in this summary concerning any U.S. federal tax issue is not intended or written to be used, and it cannot be used, by a United States Person, for the purpose of avoiding federal tax penalties under the Internal Revenue Code. This summary was written to support the promotion or marketing of the matters addressed by this Prospectus. Each United States Person should seek U.S. federal tax advice, based on such United States Person's particular circumstances, from an independent tax advisor.

        In the opinion of Dorsey & Whitney LLP, United States legal counsel to Gold-Trust, the following is a summary of certain material United States federal income tax considerations relevant to United States Persons (as defined below) that acquire Units pursuant to this Offering. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and the Internal Revenue Service's administrative rules, practices and interpretations of law, all as in effect on the date of this Prospectus, and all of which are subject to change, possibly with retroactive effect.

        For purposes of this summary, a "United States Person" means (i) a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state in the United States or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if either (a) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (b) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

        This summary is only a general discussion and is not intended to be, and should not be construed to be, legal or United States federal income tax advice to any United States Person. In addition, this summary does not discuss all aspects of United States federal income taxation that may be relevant to a United States Person in light of such United States Person's particular circumstances. No ruling from the Internal Revenue Service has been requested, or will be obtained, regarding the United States federal income tax consequences to United States Persons of the ownership or disposition of Units. This summary is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the Internal Revenue Service and the United States courts could disagree with one or more of the positions taken in this summary. Moreover, this summary does not include any discussion of United States state or local, United States federal estate or gift, or foreign tax consequences.

        This summary does not discuss the United States federal income tax consequences to United States Persons that are subject to special treatment under the Code (for example, United States Persons (i) that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (iii) that are dealers in securities or currencies or that are traders in securities that elect to apply a mark-to-market accounting method; (iv) that have a "functional currency" other than the United States dollar; (v) that are liable for the alternative minimum tax under the Code; (vi) that own Units as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vii) that acquired Units in connection with the performance of services; (viii) that hold Units other than as a capital asset within the meaning of Section 1221 of the Code; (ix) that are U.S. expatriates or former long-term residents of the United States, or (x) that own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding Units of Gold-Trust). In addition, if an entity that is classified as a partnership for United States federal income tax purposes holds Units, the United States federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.

        The United States federal income tax consequences of the ownership and disposition of the Units are very complex and, in certain cases, uncertain or potentially unfavorable to United States Persons. Accordingly, each United States Person that acquires Units pursuant to this Offering is strongly urged to consult his, her or its own tax advisor with respect to the United States federal income, United States state or local, United States federal estate or gift, or foreign tax consequences of the ownership and disposition of Units in light of such United States Person's particular facts and circumstances.

Classification as a Foreign Corporation

        Although Gold-Trust is organized as a unincorporated trust under Canadian law, Gold-Trust should be classified as a foreign corporation for United States federal income tax purposes under current Treasury regulations. Accordingly, Units should be treated as shares of stock of a foreign corporation for United States federal tax purposes. The discussion below reflects this classification and employs terminology consistent with this classification, including references to "dividends" and "earnings and profits."

Sale or Disposition of Units

        A United States Person generally will recognize gain or loss on the sale or other taxable disposition of Units in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) such United States Person's tax basis in the Units sold or otherwise disposed of. Subject to the "passive foreign investment company" ("PFIC") rules discussed below, any gain or loss generally will be United States source income for foreign tax credit purposes and will be long-term capital gain or loss if the Units are held for more than one year. Preferential tax rates apply to long-term capital gains of a non-corporate United States Person, including an individual. Deductions for capital losses are subject to limitations.

Distributions on Units

        Subject to the PFIC rules discussed below, a distribution paid on a Unit, including a constructive distribution, generally will be included in gross income of a United States Person as a dividend (without reduction for any amounts withheld in respect of Canadian federal income tax) to the extent of Gold-Trust's current or accumulated "earnings and profits" (as computed under United States federal income tax rules). To the extent that a distribution paid on the Units exceeds the "earnings and profits" of Gold-Trust, such distribution generally will be treated as a non-taxable return of capital to the extent of the tax basis of the Unit and then as gain from the sale or exchange of the Unit. Dividends paid on the Units will not be eligible for the maximum 15% United States federal income tax rate generally applicable to dividends paid by a "qualified foreign corporation" to non-corporate United States Persons if Gold-Trust is a PFIC for Gold-Trust's taxable year during which it pays a dividend on the Units, or for Gold-Trust's immediately preceding taxable year. Because Gold-Trust has been, and expects to continue to be, a PFIC, the maximum 15% United States federal income tax rate will not apply. In addition, dividends paid on the Units generally will not be eligible for the deduction for dividends received by corporations.

United States Foreign Tax Credit

        Subject to complex limitations set forth in the Code, United States Persons may be entitled to claim a credit against their United States federal income tax liability for Canadian federal income tax withheld from distributions paid on the Units. For purposes of applying the limitations set forth in the Code, dividends paid on the Units generally will constitute "foreign source" income and generally will be categorized as "passive category income." United States Persons that do not elect to claim foreign tax credits for a taxable year may be able to deduct any such Canadian federal income tax withheld. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

Passive Foreign Investment Company Treatment

        Gold-Trust generally will be regarded as a PFIC for United States federal income tax purposes if, for a taxable year, either (i) 75% or more of the gross income of Gold-Trust for such taxable year is passive income or (ii) on average, 50% or more of the assets held by Gold-Trust either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        Gold-Trust has been, and expects to continue to be, PFIC for United States federal income tax purposes.

        A United States Person can generally mitigate the adverse United States federal income tax consequences of holding interests in a PFIC by making a qualified electing fund election (a "QEF Election, and a United States Person that makes a QEF Election, a "Electing Unitholder") (see "— QEF Election", below). Under a QEF Election, generally, an Electing Unitholder will be required each taxable year in which Gold-Trust is a PFIC to recognize, as ordinary income, a pro rata share of the earnings of Gold-Trust, and to recognize, as capital gain, a pro rata share of the net capital gain of Gold-Trust. Except in unexpected circumstances, because Gold-Trust invests substantially all of its assets in gold bullion with the purpose of achieving long-term appreciation in the value of its assets, it is not anticipated that Gold-Trust will generate significant net capital gain or ordinary income and it is not expected that an Electing Unitholder will have significant income inclusions as a result of the QEF Election. To further mitigate the United States federal income tax liability of an Electing Unitholder, as discussed below in "— QEF Election", Gold-Trust intends to distribute to holders in each taxable year an aggregate amount of cash distributions such that the amount of cash distributions payable to an Electing Unitholder will be at least equal in value to the United States federal income tax liability attributable to the Electing Unitholder's pro rata share of the ordinary income and net capital gain of Gold-Trust for such taxable year. If Gold-Trust does not have sufficient cash reserves to make such cash distributions, Gold-Trust may instead distribute Units, which would not provide Electing Unitholders with cash to satisfy the tax on deemed income inclusions resulting from the QEF Election.

        Alternatively, a United States Person can avoid the adverse United States federal income tax consequences of holding interests in a PFIC by making a mark-to-market election (a "Mark-to-Market Election") as discussed below. However, the Mark-to-Market Election may not be as favorable as the QEF Election because the United States Person will recognize income each year with respect to the Units attributable to the appreciation in Units during such year without a corresponding cash distribution from Gold-Trust.

        The United States federal income tax rules applicable to passive foreign investment companies are very complex and, in certain cases, uncertain. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect the passive foreign investment company rules.

QEF Election

        A United States Person that owns Units may elect to have Gold-Trust treated, with respect to that United States Person, as a QEF. A QEF Election must be made by a United States Person before the due date (including extensions) for such United States Person's United States federal income tax return for the taxable year for which the QEF Election is made and, once made, will be effective for all subsequent taxable years of such United States Person, unless revoked with the consent of the Internal Revenue Service. Gold-Trust will make available to Electing Unitholders the PFIC Annual Information Statement currently required by the Internal Revenue Service with respect to a QEF Election, which will include information as to the allocation of Gold-Trust's "ordinary earnings" and "net capital gains" (each as computed under United States federal income tax rules) among the Units and as to distributions on such Units. Such PFIC Annual Information Statement will be used by Electing Unitholders for purposes of complying with the reporting requirements applicable to the QEF Election provided that an Electing Unitholder's QEF Election is in effect with respect to the entire holding period for the Units, any gain or loss recognized by such Electing Unitholder on the sale or other taxable disposition of such Units generally would be a capital gain or loss. Such capital gain or loss generally would be long-term if such Electing Unitholder had held the Units for more than one year at the time of the sale or other taxable disposition. For non-corporate United States Persons, including individuals, long-term capital gain is generally subject to a maximum United States federal income tax rate of 15%. The Internal Revenue Service has authority to issue Treasury regulations applying the 28% tax rate to gain from the sale of an interest in a PFIC with respect to which a QEF Election is in effect, to the extent that such gain is attributable to unrealized appreciation of collectibles held by such PFIC. As no such Treasury regulations have been issued, the 15% maximum tax rate currently should apply to long-term capital gains arising from the sale or other taxable disposition of Units by an Electing Unitholder. There can be no assurance, however, as to whether, when or with what effective date any such Treasury regulations may be issued, or whether any such Treasury regulations would subject long-term capital gains realized by an Electing Unitholder from the disposition of Units to the 28% maximum tax rate.

        A United States Person holding Units with respect to which a QEF Election is not in effect for the entire holding period may avoid the adverse ordinary income and interest charge rules described above upon any subsequent disposition of such Units if such United States Person elects to recognize any gain in such Units as of the first day in the first year that the QEF Election applies to such Units (a "deemed sale" election). Any gain recognized by a United States Person under such a deemed sale election will, however, be subject to the ordinary income and interest charge rules described above.

        An Electing Unitholder will be required to include currently in gross income such Electing Unitholder's pro rata share of the annual "ordinary earnings" and "net capital gains" (but may not include any net loss) of Gold-Trust. Such inclusion will be required whether or not such Electing Unitholder owns Units for an entire taxable year or at the end of Gold-Trust's taxable year. For purposes of determining the amounts includable in income by Electing Unitholders under the QEF rules, the tax bases of Gold-Trust's assets, and the "ordinary earnings" and "net capital gains" of Gold-Trust, will be computed under United States federal income tax rules. Accordingly, it is anticipated that such tax bases, and such "ordinary earnings" and "net capital gains", may differ from the figures set forth in Gold-Trust's financial statements. The amount currently included in income by an Electing Unitholder will be treated as ordinary income to the extent of the Electing Unitholder's pro rata share of Gold-Trust's "ordinary earnings" and generally will be treated as long-term capital gain to the extent of such Electing Unitholder's pro rata share of Gold-Trust's "net capital gains". The Electing Unitholder will be required to include in income such pro rata share of the "ordinary earnings" and "net capital gains" of Gold-Trust, without regard to the amount of cash distributions, if any, received from Gold-Trust. Electing Unitholders will be required to pay United States federal income tax currently on such pro rata share of "ordinary earnings" and "net capital gains" of Gold-Trust, unless, as described below, an election is made to defer such payment of tax.

        Under these QEF rules, in the event that Gold-Trust disposes of a portion of its gold holdings, electing Unitholders may be required to report substantial amounts of income for United States federal income tax purposes. It is the intention of Gold-Trust to distribute to holders of record of Units as of the last day of each taxable year (currently December 31st) an aggregate amount of cash distributions (including the stated distributions on the Units) such that the amount of cash distributions payable to an Electing Unitholder that holds Units for the entire taxable year of Gold-Trust will be at least equal to the product of (i) Gold-Trust's "ordinary earnings" and "net capital gains" for such taxable year allocable to such Electing Unitholder and (ii) the highest marginal rate of United States federal income tax on ordinary income or long-term capital gain, as appropriate, applicable to individuals. Gold-Trust intends to distribute cash, but may not have sufficient cash reserves to make such distributions in cash, in which case Gold-Trust may instead make such distributions in additional Units. Any such cash or Unit distributions (other than certain capital gains dividends) to non-residents of Canada will be subject to Canadian withholding tax. See "Canadian Federal Income Tax

Considerations — Unitholders Not Resident in Canada". Because such distributions may be subject to Canadian withholding tax and because the amount of such distributions will be determined without reference to possible United States state or local income tax liabilities or to the rate of United States federal income tax applicable to corporate United States Persons, such distributions may not provide an Electing Unitholder with sufficient cash to pay the United States federal income tax liability arising from the inclusion in income of the Electing Unitholders' pro rata share of Gold-Trust's "ordinary earnings" and "net capital gains" under the QEF rules. However, Electing Unitholders may be able to mitigate this situation because such holders may be entitled to claim a credit against their United States federal income tax liability for Canadian taxes withheld from such distributions. For purposes of applying the limitations set forth in the Code, the Canadian taxes withheld from the distributions will likely be considered foreign taxes attributable to "foreign source" "passive category income" for foreign tax credit purposes that generally could be used as a credit against the United States federal income tax liability attributable to the deemed income inclusion as a result of the QEF Election. Each Electing Unitholder is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

        An Electing Unitholder may elect to defer, until the occurrence of certain events, payment of the United States federal income tax liability arising from the inclusion in income of the Electing Unitholders' pro rata share of Gold-Trust's "ordinary earnings" and "net capital gains" under the QEF rules, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax.

        If an Electing Unitholder demonstrates to the satisfaction of the Internal Revenue Service that amounts actually distributed on the Units have been previously included in income under the QEF rules by such Electing Unitholder (or a previous United States Person), such distributions generally will not be taxable. An Electing Unitholder's tax basis in the Units generally will be increased by any amounts currently included in income under the QEF rules and generally will be decreased by any subsequent distributions from Gold-Trust that are treated as non-taxable distributions pursuant to the preceding sentence.

Mark-to-Market Election

        A United States Person generally may make a Mark-to-Market Election with respect to shares of "marketable stock" of a PFIC. Under the Code and Treasury regulations, the term "marketable stock" includes stock of a PFIC that is "regularly traded" on a "qualified exchange or other market". Generally, a "qualified exchange or other market" means (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to Section 11A of the Securities Exchange Act of 1934 or (ii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and has the following characteristics: (a) the exchange has trading volume, listing, financial disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open market, and to protect investors, and the laws of the country in which the exchange is located and the rules of the exchange ensure that such requirements are actually enforced; and (b) the rules of the exchange ensure active trading of listed stocks. A class of stock is "regularly traded" on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. Because the Units are traded on the TSX and AMEX, Gold-Trust believes that the Units are, and expects that the Units will continue to be, "marketable stock" for purposes of the Mark-to-Market Election rules.

        A United States Person that makes a Mark-to-Market Election would generally be required to report gain or loss annually to the extent of the difference, if any, between (i) the fair market value of the Units at the end of each taxable year and (ii) the adjusted tax basis of the Units at the end of each taxable year. Any gain under this computation, and any gain recognized on an actual sale or other taxable disposition of the Units, generally would be treated as ordinary income. Any loss under this computation, and any loss recognized on an actual sale or other taxable disposition of the Units, generally would be treated as an ordinary loss to the extent of the cumulative net mark-to-market gain, and thereafter would be considered capital loss. The United States Person's adjusted tax basis in the Units generally would be adjusted for any gain or loss taken into account under the Mark-to-Market Election.

        Unless either (i) the Mark-to-Market Election is made as of the beginning of the United States Person's holding period for the Units or (ii) a QEF Election has been in effect for such United States Person's entire holding period for the Units, any mark-to-market gain for the election year generally will be subject to the ordinary income and interest charge rules described above.

Non-Electing Unitholders

        If a QEF Election is not made by a United States Person, or is not in effect with respect to the entire period that such United States Person has held the Units, then, unless such United States Person has made the Mark-to-Market Election, any gain recognized on the sale or other taxable disposition of Units will be treated as ordinary income realized pro rata over such holding period for such Units. A United States Person will be required to include as ordinary income in the year of disposition the portion of the gain attributed to such year. In addition, such United States Person's United States federal income tax for the year of disposition will be increased by the sum of (i) the tax computed by using the highest statutory rate applicable to such United States Person for each year (without regard to other income or expenses of such United States Person) on the portion of the gain attributed to years prior to the year of disposition plus (ii) interest on the tax determined under clause (i), at the rate applicable to underpayments of tax, which interest will not be deductible by non-corporate United States holders. Under certain proposed Treasury regulations, a "disposition" for this purpose may include, under certain circumstances, transfers at death, gifts, pledges, transfers pursuant to tax-deferred reorganizations and other transactions with respect to which gain ordinarily would not be recognized. Under certain circumstances, the adjustment generally made to the tax basis of property held by a decedent may not apply to the tax basis of Units if a QEF Election was not in effect for the deceased United States Person's entire holding period. Any loss recognized by a United States Person on the disposition of Units generally will not be recognized. In addition, rules similar to those applicable to dispositions generally will apply to "excess distributions" paid on a Unit (i.e., distributions that exceed 125% of the average amount of distributions on the Unit received during the preceding three years or, if shorter, during the United States Person's holding period for the Unit).

Information Reporting and Backup Withholding

        Payments made within the United States, or by a United States payor or United States middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Units generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a United States Person fails to furnish its correct United States taxpayer identification number (generally on Internal Revenue Service Form W-9), and to make certain certifications, or otherwise fails to establish an exemption. Any amounts withheld under the backup withholding rules from a payment to a United States Person generally may be refunded (or credited against such United States Person's United States federal income tax liability, if any) provided the required information is furnished to the Internal Revenue Service. Each United States Person should consult his, her or its own tax advisor regarding the backup withholding rules.

ERISA AND RELATED CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974 ("ERISA") and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

        In contemplating an investment of a portion of Plan assets in Units, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the risk factors discussed below and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (3) the Plan's funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

        A regulation issued under ERISA (the "Plan Assets Regulation") contains rules for determining when an investment by a Plan in an equity interest of an entity such as the Gold-Trust will result in the underlying assets of the entity being deemed to constitute plan assets. Those rules provide that assets of the entity will not be deemed to constitute plan assets of a Plan which purchases an equity interest in the entity if certain exceptions apply, one of which is that the equity interest purchased is a "publicly-offered security" (the "Publicly-Offered Security Exception").

        The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) "freely transferable," (2) part of a class of securities that is "widely held" and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer in which the offering of such security occurred. The Plan Assets Regulation states that the determination of whether a security is "freely transferable" is to be made based on all relevant facts and circumstances. Under the Plan Assets Regulation, a class of securities is "widely held" only if it is of a class of securities owned by 100 or more investors independent of the issuer and of each other. A class of securities will not fail to be widely held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the issuer's control.

        It is anticipated that the Publicly-Offered Security Exception will be satisfied with respect to the Units. Units are being sold only as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933, and the Units will be registered under the Securities Exchange Act of 1934. Also, the Units are not subject to transfer restrictions. Finally, it is anticipated that immediately after the Offering, the Units will be owned by substantially in excess of 100 investors independent of the Gold-Trust as well as of each other.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        Gold-Trust was established under the laws of the Province of Ontario. All of Gold-Trust's assets are located outside of the United States, and all of its Trustees and officers, as well as the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Gold-Trust or those Trustees, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

        In addition, there is some doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

RISK FACTORS

        Prospective investors should carefully consider the following factors relating to the business of Gold-Trust before deciding whether to purchase Units.

Gold Price Volatility

        Gold-Trust's purpose is to hold gold. The principal factor affecting the value of Units is volatility in the price of gold. Gold-Trust's gold bullion assets are tradeable internationally and are denominated in U.S. dollars. As at December 31, 2006 Gold-Trust's assets were invested 94.9% in gold bullion, 3.7% in gold certificates and 1.4% in cash and other working capital.

        Gold-Trust does not engage in any borrowing, leasing, lending or hedging activities involving its assets, so the value of its Units will depend on, and typically fluctuate with, the price fluctuations of gold.

        The gold price may be affected by many unpredictable international, economic, monetary and political factors including:

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  Global gold supply and demand, which is influenced by such factors as: (i) forward selling by gold producers; (ii) purchases made by gold producers to unwind gold hedge positions; (iii) central bank purchases and sales, and (iv) production and cost levels in major gold-producing countries;

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  Investors' expectations with respect to the rate of inflation;

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  Exchange rate volatility of the U.S. dollar, the principal currency in which the price of gold is generally quoted;

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  Interest rate volatility; and

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  Unexpected global, or regional, political or economic incidents.

        Changing tax, royalty and land and mineral rights ownership and leasing regulations under different political regimes can impact market functions and expectations for future gold supply. This can impact both gold mining shares, and the relative prices of other commodities, which can also be competitive factors that impact investor decisions in respect to investing in gold.

Foreign Exchange Rates

        Gold-Trust maintains its accounting records, purchases gold and reports its financial position and results in U.S. currency. However, certain of Gold-Trust's operating expenses are paid, and Gold-Trust's Units trade on the TSX, in Canadian currency. Therefore, because exchange rate fluctuations are beyond Gold-Trust's control, there can be no assurance that such fluctuations will not have an effect on Gold-Trust's operations or on the trading value of Gold-Trust's Units.

Uninsured and Underinsured Losses

        Gold bullion owned by Gold-Trust is stored in the treasury vaults of the Canadian Imperial Bank of Commerce (the "Bank") in segregated safekeeping and is insured by the Bank.

Net Asset Value

        The net asset value of Gold-Trust's gold assets is based on the daily second London gold price fixing reported for gold bullion. Accordingly, the market value of the Units may, at any time, be greater or less than the realizable value of the underlying assets being primarily the gold and cash owned by Gold-Trust.

Nature of Units

        As holders of Units, Unitholders do not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions. The Units represent a fractional interest in Gold-Trust. Gold-Trust's primary asset is gold bullion.

Potential Unitholder Liability

        The Declaration of Trust provides that no Unitholder will be subject to any liability whatsoever to any person in connection with: (i) the ownership and use of Gold-Trust's assets; (ii) the obligations, liabilities, activities or affairs of Gold-Trust; (iii) any actual or alleged act or omission of the Trustees, or by any other person, in respect of the activities or affairs of Gold-Trust; (iv) any act or omission of the Trustees, or any other person, in the performance or exercise, or purported or attempted performance or exercise, of any obligation, power, discretion or authority conferred upon the Trustees, or such other person, in respect of the activities or affairs of Gold-Trust; (v) any transaction entered into by the Trustees, or by any other person, in respect of the activities or affairs of Gold-Trust; or (vi) any taxes, levies, imposts, or charges or fines, penalties or interest in respect thereof payable by Gold-Trust or by the Trustees, or by any other person, (except the Unitholder or beneficial Unitholder to the extent required by applicable tax laws) on behalf of, or in connection with, the activities or affairs of Gold-Trust (collectively, "Trust Liabilities").

        Further, during 2004 the Government of Ontario enacted the Trust Beneficiaries' Liability Act, 2004. This statute provides investors in unit trusts that are reporting issuers and governed by the laws of Ontario, such as

Gold-Trust, with the same type of limited liability that is enjoyed by shareholders of corporations. Similar legislation has been passed in the Provinces of British Columbia, Alberta, Manitoba and Saskatchewan.

        It is intended that the affairs of Gold-Trust will be conducted to seek to minimize such risk wherever possible and no Unitholder or beneficial Unitholder in its capacity as such shall be liable to indemnify the Trustees, or any other person, with respect to any Trust Liabilities. Further, the Declaration of Trust provides that to the extent that any Unitholder may be determined by a judgment of a court of competent jurisdiction to be subject to or liable in respect of any Trust Liabilities, such judgment and any writ of execution shall be enforceable only against, and shall be satisfied only out of the units held by such Unitholder. If any Unitholder or beneficial Unitholder shall be held personally liable as such to any other person in respect of any Trust Liabilities, such Unitholder shall be entitled to indemnity and reimbursement out of Gold-Trust assets to the full extent of such liability and for all costs of any litigation or other proceedings in which such liability shall have been determined, including, without limitation, all fees and disbursements of counsel. However, the Trustees shall have no liability to reimburse Unitholders for taxes assessed against them by reason of their ownership of Units.

Possible Adverse Effect of Substantial Official Sector Gold Sales

        The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, some of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. A number of central banks have sold portions of their gold reserves in recent years, with the result being that the official sector, taken as a whole, has been a net supplier of gold to the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold may not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline which may adversely affect an investment in the Units.

Loss, Damage or Restriction on Access

        There is a risk that part or all of Gold-Trust's gold could be lost, damaged or stolen, notwithstanding its handling of deliveries by and storage in the vaults of a Canadian bank. Also, access to Gold-Trust's gold could be restricted by natural events or human actions. Any of these events may adversely affect the assets of Gold-Trust and, consequently, an investment in the Units.

Investment Eligibility

        The Trustees intend that the Units will be qualified investments under the Tax Act for Plans. However, there can be no assurance for the future that Units will continue to be qualified investments for Plans. The Tax Act imposes penalties for the acquisition or holding of non-qualified investments.

Income Tax Matters

        If Gold-Trust ceases to qualify as a "mutual fund trust" under the Tax Act, the income tax considerations described under the headings "Certain Canadian Federal Income Tax Considerations" and "Eligibility for Investment" would be materially and adversely different in certain respects.

        There can be no assurance that Canadian federal income tax laws and the administrative and assessing practices of the Canada Revenue Agency respecting the treatment of mutual fund trusts will not be further changed in a manner which adversely affects Unitholders.

        On October 31, 2006, the Minister of Finance (Canada) announced proposals relating to the taxation of income trusts, which proposed that the Tax Act be amended to impose tax on certain income earned by income trusts and other publicly traded trusts and partnerships. On December 21, 2006 the Minister of Finance (Canada) released draft legislation in respect of these proposals (the "SIFT Proposals"). Under the SIFT Proposals, trusts or partnerships (defined as "SIFT trusts" and "SIFT partnerships", respectively) the securities of which are listed on a prescribed stock exchange or other public market and that hold one or more "non-portfolio properties" (as defined in the SIFT Proposals) would effectively be taxed on income and capital gains in respect of such non-portfolio properties at combined rates comparable to the rates that apply to income earned and distributed by Canadian corporations. Distributions of such income received by Unitholders of SIFT trusts (and allocations of such income made to members of SIFT partnerships) would be treated as dividends from a taxable Canadian corporation. There can be no assurance that the SIFT Proposals will be enacted as proposed. If Gold-Trust were deemed to be a SIFT trust within the meaning of the SIFT Proposals, the income tax considerations described under the heading "Certain Canadian Federal Income Tax Considerations" could be materially and adversely different in certain respects.

Regulatory Change

        Gold-Trust may be affected by changes in regulatory requirements, customs duties and other taxes. Such changes could, depending on their nature, benefit or adversely affect Gold-Trust.

Competition

        Although Central Gold-Trust is unique in its construct, an investment in its Units may be adversely effected, on occasion, by competition from other methods of investing in gold. Gold-Trust may be regarded as competing with other investment and financial entities and products including: traditional debt and equity securities issued by companies in the precious metals industry and other securities backed by or linked to gold; direct investments in gold; and open-end or closed-end gold investment entities, although none of such investment alternatives, in the view of Gold-Trust, is structured in the same manner as Gold-Trust. Market and financial conditions, and other conditions beyond Gold-Trust's control, may make it more attractive to invest in other forms of investment or to invest in gold bullion directly, which may occasionally reduce the marketability for the Units.

Reliance on Trustees, Administrator and SAM

        Gold-Trust is a self-governing unit trust with voting units that is governed by the Trustees appointed and elected by the Unitholders. Gold-Trust will, therefore, be dependent on governance by its Trustees and on the Administrator for administrative services, including retention by the Administrator of SAM, to provide ongoing marketing and advisory services to Gold-Trust. The Administrator will depend to a great extent on the services of Messrs. J. C. Stefan Spicer and Philip M. Spicer and SAM will depend to a great extent on the services of Mr. John P. Embry. The loss of the services of any of such individuals for any reason may have an adverse effect on Gold-Trust.

PFIC Considerations

        Gold-Trust is likely to be regarded as a PFIC for U.S. federal income tax purposes for previous taxable years, and expects that it will be a PFIC for the current and future taxable years, which may negatively affect U.S. investors. For U.S. federal income taxation purposes, Gold-Trust will be a PFIC, if in any taxable year either: (a) 75 percent or more of Gold-Trust's gross income consists of passive income; or (b) 50 percent or more of the value of Gold-Trust's assets is attributable to assets that produce, or are held for the production of, passive income. Because Gold-Trust does not have any active business operations, but is merely an entity which holds only passive investment assets, Gold-Trust's only income in the foreseeable future will be considered passive for U.S. federal income tax purposes. As a result, Gold-Trust will be a PFIC in current and future years. Gain realized by a United States Person from the sale of PFIC shares is taxed as ordinary income, as opposed to capital gain, and subject to an interest charge except in certain circumstances. A United States Person can generally mitigate the adverse United States federal income tax consequences of holding interests in a PFIC by making a QEF Election or Mark-to-Market Election. In addition, it is the intention of Gold-Trust to distribute to holders in each taxable year an aggregate amount of cash at least equal to the United States federal income tax liability attributable to the Unitholder's QEF Election. If Gold-Trust does not have sufficient cash reserves to make such distributions in cash, Gold-Trust may instead make such distributions in Units, which would not provide Electing Unitholders with cash to satisfy the tax on deemed income inclusions resulting from the QEF Election. See the section titled "United States Federal Income Tax Considerations."

        The PFIC rules are extremely complex. A United States Person is encouraged to consult his or her U.S. tax advisor before making an investment in Gold-Trust Units.

Conflict of Interest

        Trustees and officers of Gold-Trust, the Administrator and SAM and their respective affiliates, directors and officers may provide investment, advisory and other services to other entities and parties. The Trustees and officers of Gold-Trust, and the directors and officers of the Administrator and SAM, have undertaken to devote such reasonable time as is required to properly fulfil their responsibilities in respect of the business and affairs of Gold-Trust, as they arise from time to time.

LEGAL MATTERS

        Certain legal matters in connection with this Offering will be passed upon by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP on behalf of Gold-Trust and by Cassels Brock & Blackwell LLP and Shearman & Sterling LLP on behalf of the Underwriter. John S. Elder, Q.C., a counsel to Fraser Milner Casgrain LLP, is an officer of Gold-Trust.

        As at March 21, 2007, the partners and associates of each of the firms mentioned above, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Units of Gold-Trust.

AUDITOR, REGISTRAR AND TRANSFER AGENT

        The auditor of Gold-Trust is Ernst & Young LLP, Chartered Accountants, Toronto, Ontario, Canada.

        The registrar and transfer agent for the Units is CIBC Mellon Trust Company, Canada at its principal offices in Calgary, Montreal, Toronto and Vancouver and Mellon Investor Services LLC at its principal office in New York.

EXPERTS

        The audited financial statements incorporated by reference in this Prospectus and included in the U.S. registration statement of which this Prospectus forms a part, have been included in reliance upon the report of Ernst & Young LLP, Chartered Accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the U.S. registration statement of which this Prospectus forms a part: (i) the documents referred to under "Documents Incorporated by Reference"; (ii) consent of Ernst & Young LLP; (iii) consent of Fraser Milner Casgrain LLP; (iv) consent of Cassels Brock & Blackwell LLP; (v) consent of Dorsey & Whitney LLP; and, (vi) powers of attorney from the Trustees and officers of Gold-Trust.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        The Registrant's Declaration of Trust (the "Declaration") permits indemnification of its trustees and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

        The Declaration of the Registrant provides that, in addition to and without limiting any other protection under the Declaration or otherwise by law of each person who is, or shall have been, a Trustee, an officer of the Trust, or a director or officer of any of its affiliates (collectively, the "Indemnified Persons"), the Registrant shall indemnify the Indemnified Persons from and against any and all liabilities, losses, claims, damages, penalties, fines, actions, suits, demands, levies, assessments, costs, changes, expenses (whether or not involving a third party claim), including legal expenses and including amounts paid to settle an action or satisfy a judgment, which may at any time be suffered by, imposed upon, incurred by or asserted against the Indemnified Person (i) in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Person is made a party by reason of being or having a trustee or officer of the Registrant or, at the request of the Registrant, a director or officer of any of its affiliates, and/or (ii) in respect of any and all taxes, penalties or interest in respect of unpaid taxes or other governmental changes imposed upon the Indemnified Person in consequence of his performance of his duties under the Declaration, provided however, such Indemnified Person shall not be indemnified in respect of unpaid taxes or other governmental charges or damages that rise out of or as a result or in the course of his or her failure at act honestly and in good faith with a view to the best interests of the Registrant, and in the case of damages incurred by an Indemnified Person that arise out of or as a result of proceedings by or on behalf of Unitholders against such person, such Indemnified Person shall not be indemnified by the Registrant unless such person acted honestly and in good faith with a view to the best interests of the Registrant and either (i) such Indemnified Person is not judged by a court or other competent authority to have committed any fault or ommitted to do anything that he ought to have done or (ii) the Registrant has the approval of a court to indemnify such person.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

        The following exhibits have been filed as part of the Registration Statement:

Exhibit	Description
4.1	Annual Information Form of the Registrant dated February 15, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on February 20, 2007).
4.2
Management Information Circular of the Registrant dated March 24, 2006 in connection with Gold-Trust's annual meeting of shareholders on April 28, 2006 (incorporated by reference to the Registrant's Registration Statement on Form 40-F filed on June 29, 2006).
4.3
The Audited financial statements of the Registrant as at December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006 together with the Auditors' Report thereon and consisting of the Statement of Net Assets as at December 31, 2006 and 2005 and the Statements of Income, Unitholders' Equity, and Changes in Net Assets for each of the years in the three year period ended December 31, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on February 20, 2007).
4.4
Management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on February 20, 2007).
5.1	Consent of Fraser Milner Casgrain LLP (filed herewith)
5.2	Consent of Cassels Brock & Blackwell LLP (filed herewith)
5.3	Consent of Ernst & Young LLP (filed herewith)
5.4	Consent of Dorsey & Whitney LLP (filed herewith)
6.1	Powers of Attorney (contained in the signature page hereto)

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ancaster, Ontario, country of Canada, on March 22, 2007.

CENTRAL GOLD-TRUST

By	/s/ J.C. STEFAN SPICER J.C. Stefan Spicer President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.C. Stefan Spicer and William Trench, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.C. STEFAN SPICER J.C. Stefan Spicer	President, Chief Executive Officer and Trustee	March 22, 2007
/s/ WILLIAM L. TRENCH William L. Trench	Chief Financial Officer	March 22, 2007
/s/ JOHN P. EMBRY John P. Embry	Co-Chairman and Trustee	March 22, 2007
/s/ PHILIP M. SPICER Philip M. Spicer	Co-Chairman and Trustee	March 22, 2007
/s/ BRIAN E. FELSKE Brian E. Felske	Trustee	March 22, 2007
/s/ DOUGLAS E. HEAGLE Douglas E. Heagle	Trustee	March 22, 2007
/s/ IAN M.T. MCAVITY Ian M.T. McAvity	Trustee	March 22, 2007
/s/ ROBERT R. SALE Robert R. Sale	Trustee	March 22, 2007

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Central Gold-Trust in the United States on March 22, 2007.

/s/ MARTIN POMERANCE Martin Pomerance

EXHIBIT INDEX

Exhibit	Description
4.1	Annual Information Form of the Registrant dated February 15, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on February 20, 2007).
4.2
Management Information Circular of the Registrant dated March 24, 2006 in connection with Gold-Trust's annual meeting of shareholders on April 28, 2006 (incorporated by reference to the Registrant's Registration Statement on Form 40-F filed on June 29, 2006).
4.3
The Audited financial statements of the Registrant as at December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006 together with the Auditors' Report thereon and consisting of the Statement of Net Assets as at December 31, 2006 and 2005 and the Statements of Income, Unitholders' Equity, and Changes in Net Assets for each of the years in the three year period ended December 31, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on February 20, 2007).
4.4
Management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on February 20, 2007).
5.1	Consent of Fraser Milner Casgrain LLP (filed herewith)
5.2	Consent of Cassels Brock & Blackwell LLP (filed herewith)
5.3	Consent of Ernst & Young LLP (filed herewith)
5.4	Consent of Dorsey & Whitney LLP (filed herewith)
6.1	Powers of Attorney (contained in the signature page hereto)

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES
EXCHANGE RATES
DOCUMENTS INCORPORATED BY REFERENCE
ELIGIBILITY FOR INVESTMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
CENTRAL GOLD-TRUST
BUSINESS OF GOLD-TRUST
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
USE OF PROCEEDS
PLAN OF DISTRIBUTION
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
ERISA AND RELATED CONSIDERATIONS
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
RISK FACTORS
LEGAL MATTERS
AUDITOR, REGISTRAR AND TRANSFER AGENT
EXPERTS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX